Exhibit 99.2
Abercrombie & Fitch
November 2008 Sales Release
Call Script
This is Eric Cerny, Manager Investor Relations of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended November 29th, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended November 29th, 2008, were $267.3 million, a 24% decrease from net sales of $352.3 million for the four-week period ended December 1st, 2007. Total Company direct-to-consumer net sales were $23.7 million for the four-week period ended November 29th, 2008, a 28% decrease from sales for the four-week period ended December 1st, 2007. November comparable store sales decreased 28%.
By brand, Abercrombie & Fitch comparable store sales were down 25%. Men’s comps were down by a mid teen; women’s comps were down by a low thirty. Transactions per store per week decreased 25%; average transaction value decreased 1%.
In abercrombie, comparable store sales were down 35%. Boys comps were down by a mid twenty; girls comps were down by a high thirty. Transactions per store decreased 33%; average transaction value decreased 3%.
Hollister comparable store sales were down 29%. Dudes comps were down by a high teen; Bettys comps were down by a mid thirty. Transactions per store decreased 30%; average transaction value decreased 1%.
RUEHL comparable store sales were down 29%. Men’s comps were down a high teen; women’s comps were down by a high thirty. Transactions per store decreased 29%; average transaction value decreased 9%.
From a merchandise classification standpoint across all brands, stronger performing masculine categories included knit tops, fragrance and outerwear, while graphic tees and fleece were weakest. In the feminine businesses, woven shirts and fragrance were stronger performing categories, while knit tops, graphic tees and fleece were weakest.
Comparable store sales were strongest in the flagship stores. Regionally, comparable store sales were down in all US regions and Canada.
The Company will report December sales results on Thursday, January 8, 2009.
Thank You.

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